Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade	Laura S. Choi	Nichol Harber
	Senior VP and CFO	Investor Relations	Corporate Communications (media)
	Phone: 609-430-2880	Phone: 609-430-2880, x2216	Phone : 609-430-2880, x2214

Medarex Announces 2008 Second Quarter Financial Results

Princeton, N.J.; August 5, 2008 – Medarex, Inc. (NASDAQ: MEDX) announced today its financial results for the quarter ended June 30, 2008.

Medarex’s net loss for the quarter ended June 30, 2008 was $53.1 million, or ($0.42) per share as compared to a net loss of $41.0 million, or ($0.32) per share for the second quarter of 2007. Included in the 2008 results was a non-cash charge of $6.0 million, or ($0.05) per share for stock based compensation recorded in accordance with FAS 123(R) and a non-cash equity in net loss of affiliate charge of $3.5 million or ($0.03) per share related to our share of the net loss of AVANT Immunotherapeutics, Inc. (“AVANT”). Excluding the impact of these items, Medarex’s net loss on a non-GAAP basis for the quarter ended June 30, 2008 was $43.6 million, or ($0.34) per share.

Total revenues for the quarter ended June 30, 2008 were $10.0 million, as compared to $11.8 million for the second quarter of 2007. Research and development (R&D) expenses for the quarter ended June 30, 2008 increased by $7.3 million, from $45.3 million in the second quarter of 2007 to $52.6 million in the second quarter of 2008. General and administrative expenses increased by $1.8 million for the quarter ended June 30, 2008, from $10.6 million in the second quarter of 2007 to $12.4 million in the second quarter of 2008.

Medarex ended the second quarter of 2008 with approximately $426.7 million in cash, cash equivalents and marketable securities. In addition, as of June 30, 2008, the fair market value of Medarex’s equity interests in Genmab A/S and AVANT were approximately $87.1 million and approximately $72.2 million, respectively.

Non-GAAP Financial Measurements

This press release and the accompanying tables include non-GAAP financial measures. Please see the section of the accompanying tables titled “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Loss” for a description of these non-GAAP financial measures, including reasons for Medarex management’s decision to use each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles.

“Our clinical development achievements this quarter speak to our steadfast commitment to execute on our business strategy, which is focused on providing long-term value through the development and advancement of medically meaningful products in our portfolio,” said Howard H. Pien,

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President and CEO of Medarex. “We are also pleased with the recent regulatory progress announced by our licensing partner, Centocor, Inc., regarding the development of ustekinumab and golimumab for multiple inflammatory diseases. These two antibodies represent some of the first UltiMAbs generated from Medarex’s technology that have the potential to become significant royalty-generating assets for Medarex.”

Medarex’s 2008 Second Quarter Highlights:

•                  At the 2008 American Society of Clinical Oncology (ASCO) annual meeting in May/June 2008, preliminary results indicating long-term survival and anti-tumor activity of ipilimumab in advanced melanoma were presented in multiple presentations studying ipilimumab treatment as a monotherapy and in combination with chemotherapy. Ipilimumab is an investigational oncology immunotherapy designed to sustain an active immune response in its attack on cancer cells.  Interim data from a Phase 1/2 trial which demonstrated safety and preliminary efficacy of ipilimumab in combination with radiotherapy for metastatic castration resistant prostate cancer were also presented at ASCO.

•                  Positive preliminary anti-tumor activity data from an ongoing oncology Phase 1 trial of MDX-1106 were also presented at the 2008 ASCO annual meeting. MDX-1106 is a fully human antibody that targets the PD-1 signaling pathway, an important path in activating T-cell responses and promoting an immune response to fight cancer and infectious disease.

•                  Two separate Phase 2 trials of MDX-1100 were initiated for the treatment of ulcerative colitis and rheumatoid arthritis. MDX-1100 is a fully human antibody that targets IP-10, a chemokine expressed and associated with multiple inflammatory disease conditions.

•                  Positive Phase 1 safety and preliminary efficacy data for MDX-1100 in ulcerative colitis were presented at the 2008 Digestive Disease Week meeting in May 2008.

•                  At the 2008 Annual Meeting of the American Association for Cancer Research in April 2008, several investigational programs using Medarex’s antibody-drug conjugate technology presented encouraging preclinical data.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Over forty of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with seven of the most advanced product candidates currently in Phase 3 clinical trials or the subject of regulatory applications for marketing authorization. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, the statements relating to Medarex’s investments and advances related to its products in this press release may constitute forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “preliminary”; or similar statements are forward-looking statements. Medarex disclaims any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing, the need for additional capital, compliance with regulatory requirements, risks associated with the use of hazardous substances and risks associated with the enforceability of our patents, as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and its quarterly reports on Form 10-Q. There can be no assurance that such development efforts will succeed or that developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

MEDAREX, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Contract and license revenues	$5,891	$6,800	$13,875	$13,798
Reimbursement of development costs	4,069	4,995	8,088	9,536
Total revenues	9,960	11,795	21,963	23,334

Costs and expenses:
Research and development	52,574	45,273	101,866	92,295
General and administrative	12,435	10,569	24,844	21,871
Operating loss	(55,049)	(44,047)	(104,747)	(90,832)

Equity in net loss of affiliate	(3,546)	—	(5,331)	—
Interest income, net	5,496	3,945	160,314	159,346
Impairment loss on investments in partners	—	(2,141)	—	(2,141)
Minority interest - Celldex	—	1,289	—	2,940
Income (loss) before provision for income taxes	(53,099)	(40,954)	50,236	69,313
Provision for income taxes	—	—	23	2
Net income (loss)	$(53,099)	$(40,954)	$50,213	$69,311

Basic net income (loss) per share	$(0.42)	$(0.32)	$0.39	$0.55
Diluted net income (loss) per share	$(0.42)	$(0.32)	$0.38	$0.52

Weighted average number of common shares outstanding during the year - basic	127,724	126,430	127,927	125,730
- diluted	127,724	126,430	138,864	139,684

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)	(1)

Cash, cash equivalents and marketable securities - Medarex	$426,669	$334,772
Cash and cash equivalents - Celldex	—	14,000
Marketable securities - Genmab	—	152,000
Other current assets	18,554	29,013
Property, buildings and equipment, net	74,178	79,925
Marketable securities - Genmab non-current	87,054	139,165
Investment in AVANT Immunotherapeutics	7,809	—
Other assets	9,369	10,985
	$623,633	$759,860

Current liabilities	$71,427	$81,645
Other liabilities	83,545	89,454
Convertible notes	144,468	143,505
Shareholders’ equity	324,193	445,256
	$623,633	$759,860

(1) Derived from the December 31, 2007 audited financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in Medarex’s Annual Report on Form 10-K for the year ended December 31, 2007.

This press release dated August 5, 2008, contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures contained in the press release to the most directly comparable financial measures prepared in accordance with GAAP. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following reconciliation of GAAP net income (loss) to non-GAAP net loss and GAAP net income (loss) per share to non-GAAP net loss per share is provided as a complement to results presented in accordance with GAAP because Medarex’s management believes these non-GAAP financial measures provide better insight into Medarex’s performance by focusing on results generated by its ongoing operations and are important in comparing current results with prior period results. Non-GAAP net loss and non-GAAP net loss per share are intended to illustrate Medarex’s results of operations for the periods presented excluding the items discuss below. Medarex’s management believes investors’ understanding of Medarex’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net loss and non-GAAP net loss per share should not be viewed in isolation or as a substitute for GAAP net income (loss) or GAAP net income (loss) per share.

MEDAREX, INC.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Loss

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007

GAAP Net income (loss)	$(53,099)	$(40,954)	$50,213	$69,311
Celldex net loss (1)	—	3,221	2,924	7,349
Minority interest - Celldex (1)	—	(1,289)	—	(2,940)
Stock-Based compensation expense (2)	5,968	4,322	11,259	7,821
Impairment loss on investments in partners	—	2,141	—	2,141
Equity in net loss of affiliate	3,546	—	5,331	—
Gain on sale of Genmab stock	—	—	(151,834)	(152,143)
Non-GAAP Net loss	$(43,585)	$(32,559)	$(82,107)	$(68,461)

GAAP Net income (loss) per share,
basic	$(0.42)	$(0.32)	$0.39	$0.55
diluted	$(0.42)	$(0.32)	$0.38	$0.52

Non-GAAP Net loss per share, basic and diluted	$(0.34)	$(0.26)	$(0.64)	$(0.54)

Shares used in computing basic and diluted GAAP net income (loss) per share and Non-GAAP net loss per share	127,724	126,430	127,927	125,730

(1)        In management’s view, the operations of Celldex prior to its merger with AVANT Immunotherapeutics, Inc. (effective March 7, 2008) are not necessarily indicative of, or directly attributable to, Medarex’s continuing operations. Celldex’s operations relate primarily to the research, development and commercialization of therapeutic vaccines, which is outside the scope of Medarex’s core business operations.

(2)        For the three and six months ended June 30, 2008, Medarex incurred $6.0 million and $11.3 million in non-cash stock compensation expense, of which $2.8 million and $4.8 million are included in research and development expenses and $3.2 million and $6.5 million, respectively, are included in general and administrative expenses. Stock compensation expense includes costs associated with stock awards, including stock options which were recorded in accordance with the provisions of FAS 123(R). FAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method.

In addition to excluding the items described in footnotes 1 and 2 above, items have been excluded based upon management’s evaluation (on an individual basis) of both quantitative and qualitative aspects of the item, including, (i) size and nature, (ii) whether it relates to our ongoing business operations, and (iii) whether management expects it to occur as part of our normal business on a regular basis. Those additional items excluded for purposes of determining non-GAAP net loss and non-GAAP net loss per share are gain on sales of Genmab stock, equity in net loss of affiliate and impairment loss on investments in partners.